Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 3,304 Registration Statement Nos. 333-221595; 333-221595-01 Dated February 3, 2020; Filed pursuant to Rule 433

6-Year Worst-of RTY and INDU Contingent Income Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Worst-of underliers:	Russell 2000® Index (RTY) and Dow Jones Industrial AverageSM (INDU)
Coupon barrier:	75% of the initial level for each underlying
Principal barrier:	75% of the initial level for each underlying
Contingent semi-annual coupon:	At least 6.15% per annum
Coupon payment dates:	Semi-annually
Trade date:	February 21, 2020
Final observation date:	February 23, 2026
Maturity date:	March 2, 2026
CUSIP:	61770FHG4
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000095010320001828/ dp120457_424b2-ps3304.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1]
Change in Worst Performing Underlier	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-25%	$1,000.00
-26%	$740.00
-30%	$700.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not guarantee the return of any principal.
•	The securities do not provide for regular interest payments.
•	You are exposed to the price risk of both underlying indices, with respect to both the contingent semi-annual coupons, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent semi-annual coupons and sustaining a significant loss on your investment than if the securities were linked to just one index.
•	The contingent semi-annual coupon, if any, is based only on the value of each underlying index on the related semi-annual observation date at the end of the related interest period.
•	Investors will not participate in any appreciation in either underlying index.
•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.
•	The market price will be influenced by many unpredictable factors.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	The estimated value of the securities is approximately $958.30 per security, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.
•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.
•	Not equivalent to investing in the underlying indices.
•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 6-year term of the securities.
•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.
•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.
•	Adjustments to the underlying indices could adversely affect the value of the securities.
•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.